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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                            (Amendment No.      )<F*>

                        AutoBond Acceptance Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    15% Series A Cumulative Preferred Stock
                          (Title of Class of Securities)

                                   05218-20-8
                                 (CUSIP Number)

                                Janette Williams
                          Lincoln Heritage Corporation
                   1250 Capital of TX Hwy, Bldg 3., Suite 100
                               Austin, TX  78746
                                 (512) 328-0075
-------------------------------------------------------------------------------
     (Name, Address, and Telephone Number of Person Authorized to Receive
                          Notices and Communications)



                                    9/15/98
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            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ X         ]  Rule 13d-1(b)
          [           ]  Rule 13d-1(c)
          [           ]  Rule 13d-1(d)

     <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 05218-20-8                                   PAGE 2  OF 10 PAGES
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   1      NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Lincoln Heritage Corporation 36-3427454
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------
                             5     SOLE VOTING POWER

    NUMBER OF SHARES               0
      BENEFICIALLY         -----------------------------------------------
        OWNED BY             6     SHARED VOTING POWER
          EACH
        REPORTING                  225,000<F*>
         PERSON            -----------------------------------------------
          WITH               7     SOLE DISPOSITIVE POWER

                                   0
                           -----------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   225,000<F*>
--------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          225,000<F*>
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                      [ ]

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          20.0%
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   12     TYPE OF REPORTING PERSON


          HC
--------------------------------------------------------------------------

[FN]
<F*>See Item 4 of this Schedule 13G.


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CUSIP NO. 05218-20-8                                   PAGE 3  OF 10 PAGES
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--------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Lincoln Memorial Life Insurance Corporation 74-2552026
--------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------
                             5     SOLE VOTING POWER

    NUMBER OF SHARES               0
      BENEFICIALLY         -----------------------------------------------
        OWNED BY             6     SHARED VOTING POWER
          EACH
        REPORTING                  100,000<F*>
         PERSON            -----------------------------------------------
          WITH               7     SOLE DISPOSITIVE POWER

                                   0
                           -----------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   100,000<F*>
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          100,000<F*>
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                      [ ]

--------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          8.9%
--------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON


          IC
--------------------------------------------------------------------------

[FN]
<F*>See Item 4 of this Schedule 13G.


                                       -3-


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CUSIP NO. 05218-20-8                                   PAGE 4  OF 10 PAGES
---------------------                                  -------------------

--------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Memorial Service Life Insurance Corporation 75-2140915
--------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------
                             5     SOLE VOTING POWER

    NUMBER OF SHARES               0
      BENEFICIALLY         -----------------------------------------------
        OWNED BY             6     SHARED VOTING POWER
          EACH
        REPORTING                  125,000<F*>
         PERSON            -----------------------------------------------
          WITH               7     SOLE DISPOSITIVE POWER

                                   0
                           -----------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   125,000<F*>
--------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          125,000<F*>
--------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                     [ ]

--------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          11.1%
--------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON


          IC
--------------------------------------------------------------------------

[FN]
<F*>See Item 4 of this Schedule 13G.


                                       -4-

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---------------------                                  -------------------
CUSIP NO. 05218-20-8                                   PAGE 5  OF 10 PAGES
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ITEM 1. (a)  Name of Issuer:

        AutoBond Acceptance Corporation (the "Issuer")

        (b)  Address of Issuer's Principal Executive Offices:

        100 Congress Ave., Sixth Floor
        Austin, TX  78701

ITEM 2. (a)  Name of Person Filing:

        The names of the persons filing this statement on Schedule 13G (the "Reporting Persons") are (i) Lincoln Heritage Corporation,
        (ii) Memorial Service Life Insurance Company, and (iii) Lincoln Memorial Life Insurance Company.

        (b)  Address of Principal Business Offices or, if none,
             Residence:

        LINCOLN HERITAGE CORPORATION:

        The business address is 1250 Capital of TX Hwy., Bldg 3., Suite 100, Austin, TX 78746

        MEMORIAL SERVICE LIFE INSURANCE CORPORATION:

        The business address is 1250 Capital of TX Hwy., Bldg 3., Suite 100, Austin, TX 78746

        LINCOLN MEMORIAL LIFE INSURANCE CORPORATION:

        The business address is 1250 Capital of TX Hwy., Bldg 3., Suite 100, Austin, TX 78746

        (c)  Citizenship:

        Lincoln Heritage Corporation, Memorial Life Insurance Company, and Lincoln Memorial Life Insurance Company are Texas
        Corporations

        (d)  Title of Class of Securities:

        15% Series A Cumulative Preferred Stock (the "Preferred Stock")

        (e)  CUSIP Number:

        05218-20-8


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---------------------                                  -------------------
CUSIP NO. 05218-20-8                                   PAGE 6  OF 10 PAGES
---------------------                                  -------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [    ]    Broker or Dealer registered under Section 15
                  of the Act (15 U.S.C. 78o)
        (b)  [    ]    Bank as defined in Section 3(a)(6) of the Act
                  (15 U.S.C. 78c)
        (c)  [X   ]    Insurance Company as defined in Section
                  3(a)(19) of the Act (15 U.S.C. 78c)  for Memorial
                  Service Life Insurance Company and Lincoln Memorial
                  Life Insurance Company
        (d)  [    ]    Investment Company registered under Section 8
                  of the Investment Company Act of 1940  (15 U.S.C.
                  809-8)
        (e)  [    ]    An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E)
        (f)  [    ]    An employee benefit plan or endowment fund in
                  accordance with Section 240.13d-1(b)(1)(ii)(F)
        (g)  [X   ]    A parent holding company or control person,
                  in accordance with Section 240.13d-1(b)(ii)(G) for
                  Lincoln Heritage Corporation
        (h)  [    ]    A savings association as defined in Section
                  3(b) of the Federal Deposit Insurance Act (12
                  U.S.C. 1813)
        (i)  [    ]    A church plan that is excluded from the
                  definition of an investment company under section
                  3(c)(14) of the Investment Company Act of 1940 (15
                  U.S.C. 80-a-3)
        (j)  [    ]    Group, in accordance with Section
                  240.13d-1(b)(1)(ii)(J)



ITEM 4. OWNERSHIP.

        The information in items 1 and 5-11 on each of the cover pages of this Schedule 13G is hereby incorporated by reference.

        Lincoln Memorial Life Insurance Company is the record holder of 100,000 shares or 8.9% of the Preferred Stock.<F**>

        Memorial Service Life Insurance Company is the record holder of 125,000 shares or 11.1% of the Preferred Stock.<F**>

        Lincoln Heritage Corporation owns 100% of both Lincoln Memorial Life Insurance Company and Memorial Service Life Insurance Company. Lincoln Heritage Corporation is filing this joint statement with Lincoln Memorial Life Insurance Company and Memorial Service Life Insurance Company as a result of this ownership from which Lincoln Heritage Corporation may be deemed to share the power to direct the voting or disposition of the Preferred Stock owned by Lincoln Memorial Life Insurance Company and Memorial Service Life Insurance Company. Lincoln Heritage Corporation owns no Preferred Stock directly, but may be deemed to have beneficial ownership of the 225,000 total shares held by its subsidiaries or an aggregate of 20% of the total number of outstanding shares of the Preferred Stock.


                                       -6-
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---------------------                                  -------------------
CUSIP NO. 05218-20-8                                   PAGE 7  OF 10 PAGES
---------------------                                  -------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
        PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
        COMPANY.

        Memorial Service Life Insurance Company, a Texas corporation and Lincoln Memorial Life Insurance Company, a Texas corporation are the subsidiaries which acquired the securities being reported on by Lincoln Heritage Corporation, the parent holding company filing pursuant to Rule 13d-1(b)(1)(ii)(C).

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.


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CUSIP NO. 05218-20-8                                   PAGE 8  OF 10 PAGES
---------------------                                  -------------------

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

Date:  November 9, 1998


For Lincoln Heritage Corporation:



                                   /s/ Clifton Mitchell
                     ------------------------------------------------------
                                         Signature

                     Clifton Mitchell, Executive Vice President - Actuarial
                     ------------------------------------------------------
                                         Name/Title


For Memorial Service Life Insurance Corporation:



                                   /s/ Clifton Mitchell
                     ------------------------------------------------------
                                        Signature

                     Clifton Mitchell, Executive Vice President - Actuarial
                     ------------------------------------------------------
                                        Name/Title


For Lincoln Memorial Life Insurance Corporation:



                                   /s/ Clifton Mitchell
                     ------------------------------------------------------
                                         Signature

                     Clifton Mitchell, Executive Vice President - Actuarial
                     ------------------------------------------------------
                                         Name/Title




[FN]
--------------------
     <F**> Computational Note: Based upon 1,125,000 shares of the
           ------------------
Company's Preferred Stock issued and outstanding as of June 30, 1998.


                                       -8-
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CUSIP NO. 05218-20-8                                     PAGE 9  OF 10 PAGES
---------------------                                    -------------------



                       EXHIBIT INDEX


Exhibit 1              Joint Filing Agreement




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---------------------                                    -------------------
CUSIP NO. 05218-20-8                                     PAGE 10 OF 10 PAGES
---------------------                                    -------------------


                         EXHIBIT 1
                             TO
                        SCHEDULE 13G

                   JOINT FILING AGREEMENT


Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including any amendments thereto) with respect to the Preferred Stock of AutoBond Acceptance Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of the 9th day of November, 1998.




For Lincoln Heritage Corporation:



                                  /s/ Clifton Mitchell
                    ------------------------------------------------------
                                        Signature

                    Clifton Mitchell, Executive Vice President - Actuarial
                    ------------------------------------------------------
                                        Name/Title


For Memorial Service Life Insurance Corporation:



                                  /s/ Clifton Mitchell
                    ------------------------------------------------------
                                        Signature

                    Clifton Mitchell, Executive Vice President - Actuarial
                    ------------------------------------------------------
                                        Name/Title


For Lincoln Memorial Life Insurance Corporation:



                                  /s/ Clifton Mitchell
                    ------------------------------------------------------
                                        Signature

                    Clifton Mitchell, Executive Vice President - Actuarial
                    ------------------------------------------------------
                                       Name/Title










                                       -10-